EXHIBIT 12


                                U S WEST, Inc.
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                            (Dollars in Millions)

                                Quarter Ended
                                                           9/30/95     9/30/94



Income before income taxes                     $     538  $     514
Interest expense (net of amounts capitalized)        137        104
Interest factor on rentals (1/3)                      22         23
Equity losses in unconsolidated ventures               2          -
Guaranteed minority interest expense                   2          -
                                                --------   --------
Earnings                                       $     701  $     641

Interest expense                                     156        114
Interest factor on rentals (1/3)                      22         23
Guaranteed minority interest expense                   2          -
Preferred stock dividends                              2          -
                                                --------   --------
Fixed charges                                  $     182  $     137

Ratio of earnings to fixed charges                  3.85       4.68
------------------------------------------      --------   --------






                                 Year-to-Date
                                                           9/30/95     9/30/94



Income before income taxes                     $   1,590  $   1,645
Interest expense (net of amounts capitalized)        404        323
Interest factor on rentals (1/3)                      71         70
Equity losses in unconsolidated ventures              28          -
Guaranteed minority interest expense                   2          -
                                                --------   --------
Earnings                                       $   2,095  $   2,038

Interest expense                                     448        348
Interest factor on rentals (1/3)                      71         70
Guaranteed minority interest expense                   2          -
Preferred stock dividends                              5          -
                                                --------   --------
Fixed charges                                  $     526  $     418

Ratio of earnings to fixed charges                  3.98       4.88
-------------------------------------------     --------   --------

